UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

CHARAH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-4228671
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1260 Plantside Drive Louisville, Kentucky	40299
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be so Registered
8.50% Senior Notes due 2026	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-258650

Securities to be registered pursuant to Section 12(g) of the Act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Charah Solutions, Inc. (the “Registrant”) has filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, a prospectus, dated August 20, 2021 (the “Prospectus”). The Prospectus relates to the offering of $135.0 million aggregate principal amount of 8.50% Senior Notes due 2026 (the “Notes”) to be issued by the Registrant. The Prospectus forms a part of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-258650), previously filed with the Commission and declared effective on August 20, 2021.

Item 1.	Description of Registrant’s Securities to be Registered.

The description under the heading “Description of Notes” in the Prospectus is incorporated by reference herein. Copies of such description will be filed with the New York Stock Exchange.

Item 2.	Exhibits.

Exhibit No.	Description

4.1	Indenture dated as of August 25, 2021, between Charah Solutions, Inc. and Wilmington Savings Fund Society, FSB, as trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed August 26, 2021).

4.2	First Supplemental Indenture dated as of August 25, 2021, between Charah Solutions, Inc. and Wilmington Savings Fund Society, FSB, as trustee (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on August 26, 2021).

4.2.1	Form of 8.50% Senior Note due 2026 (included as Exhibit A to Exhibit 4.2 above).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 26, 2021

Charah Solutions, Inc.

By:	/s/ Scott A. Sewell
Name:	Scott A. Sewell
Title:	President and Chief Executive Officer